Exhibit 10.10.4

October 28, 2014

Matthew Hallgren

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Dear Matt:

I am pleased to confirm your promotion (the “Promotion”) to Chief Financial Officer of Press Ganey Associates, Inc. (the “Company”), effective September 26, 2014. In your new role, you will report directly to me.

Set forth below are further details of your Promotion.

Salary:

Your base salary will continue to be $200,000.00 annually; $7,692.30 paid biweekly.

Annual Discretionary Bonus Program:

You will continue to be eligible to participate in the Company’s Year-End Discretionary Bonus Program (“Bonus Program”) at a 30% target level.  The Bonus Program does not constitute “wages”, is not guaranteed compensation, and your 2014 bonus, if any, will be accrued for and distributed on a pro rata basis in accordance with your original date of hire and the date of any increase of bonus eligibility, if applicable.

Equity Based Awards:

I am pleased to inform you that in connection with your Promotion, the Compensation Committee of the Company’s Board of Directors has approved an issuance to you of 20,757.836 Class Al Units of PG Holdco.  This grant will be subject to your execution of certain subscription, securityholder and other documentation related thereto.

Congratulations on your Promotion, and thank you for all of your hard work to date.

Sincerely,

/s/ Patrick T. Ryan
Patrick T. Ryan
Chief Executive Officer

Please sign below and e-mail as an attachment to: hthompson@pressganey.com

☒ I accept the Promotion as stated.

☐ I decline the Promotion.

/s/ Matthew Hallgren
Matthew Hallgren

10/28/14
Date